Exhibit 10.6

AFFIRM HOLDINGS, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

Affirm Holdings, Inc.
Nonqualified Deferred Compensation Plan

Table of Contents
Article 1    Definitions    1
1.1    Account    1
1.2    Administrator    1
1.3    Bonus    1
1.4    Cause    1
1.5    Code    1
1.6    Commissions    1
1.7    Committee    1
1.8    Compensation    2
1.9    Deferrals    2
1.10    Deferral Election    2
1.11    Disability    2
1.12    Effective Date    2
1.13    Eligible Employee    2
1.14    Employee    2
1.15    Employer    2
1.16    Employer Discretionary Contribution    2
1.17    ERISA    2
1.18    Investment Fund    2
1.19    Participant    2
1.20    Plan Year    3
1.21    Salary    3
1.22    Separation from Service    3
1.23    Service Recipient    3
1.24    Specified Employee    3
1.25    Trust    3
1.26    Trustee    3
1.27    Unforeseeable Emergency    3
Article 2    Participation    4
2.1    Commencement of Participation    4
2.2    Loss of Eligible Employee Status    4
Article 3    Contributions    4
3.1    Deferral Elections - General    4
3.2    Time of Election    4
3.3    Distribution Elections    5
3.4    Additional Requirements    5
3.5    Cancellation of Deferral Election due to Disability    5
3.6    Employer Discretionary Contribution    5
3.7    Crediting of Contributions    5
Article 4    Vesting    5

4.1    Vesting of Deferrals    5
4.2    Vesting of Employer Discretionary Contributions    5
4.3    Amounts Not Vested    6
4.4    Forfeitures    6
Article 5    Accounts    6
5.1    Accounts    6
5.2    Investments, Gains and Losses    6
Article 6    Distributions    7
6.1    Distribution Election    7
6.2    Distributions upon an In-Service Sub-account Triggering Date    7
6.3    Distributions upon a Separation from Service    7
6.4    Substantially Equal Annual Installments    7
6.5    Distributions upon Death    7
6.6    Changes to Distribution Elections    7
6.7    Acceleration or Delay in Payments    8
6.8    Unforeseeable Emergency    8
6.9    Distributions to Specified Employee    8
6.10    Minimum Distribution    8
6.11    Form of Payment    8
6.12    Separation from Service for Cause    8
Article 7    Beneficiaries    8
7.1    Beneficiaries    8
7.2    Lost Beneficiary    9
Article 8    Funding    9
8.1    Prohibition against Funding    9
8.2    Deposits in Trust    9
8.3    Withholding of Employee Contributions    9
Article 9    Claims Administration    9
9.1    General    9
9.2    Claims Procedure    9
9.3    Right of Appeal    10
9.4    Review of Appeal    11
9.5    Designation    11
Article 10    General Provisions    11
10.1    Administrator    11
10.2    No Assignment    12
10.3    No Employment Rights    12
10.4    Incompetence    12
10.5    Identity    12
10.6    Other Benefits    12
10.7    Expenses    13
10.8    Insolvency    13
10.9    Amendment or Modification    13

10.10    Plan Suspension    13
10.11    Plan Termination and Accelerated Distribution Under 409A    13
10.12    Construction    13
10.13    Governing Law    13
10.14    Severability    13
10.15    Headings    13
10.16    Terms    14
10.17    Code Section 409A    14
10.18    No Guarantee of Tax Consequences    14
10.19    Limitation on Actions    14
10.20    Right of Setoff    14

Affirm Holdings, Inc.
Nonqualified Deferred Compensation Plan
Affirm Holdings, Inc. (the “Company”) hereby adopts this Affirm Holdings, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.
Article 1Definitions
1.1Account
The sum of all the bookkeeping sub-accounts as may be established for each Participant as provided in Section 5.1 hereof.
1.2Administrator
The Employer or an administrative committee appointed by the Employer, through the Committee, shall serve as the Administrator of the Plan. The Administrator shall serve as the agent for the Employer with respect to the Trust.
1.3Bonus
Cash incentive compensation which is designated as such by the Administrator and which relates to services performed during an incentive period by an Eligible Employee and which is not Salary or Commission (excluding any pretax elective deferrals from said Bonus to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4)).
1.4Cause
Shall have the meaning set forth in the Affirm Holdings, Inc. Officer Severance Plan, as amended from time to time.
1.5Code
The Internal Revenue Code of 1986, as amended.
1.6Commissions
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Commissions shall mean sales commissions payable by an Employer to a Participant, under a sales commission plan designated from time to time by the Administrator, if (i) a substantial portion of the services provided by the Participant to the Employer consist of the direct sale of a product or service to an unrelated customer, (ii) the sales commissions paid by the Employer to the Participant consist of either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales, (iii) payment of the sales commissions is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Employer before the closing of the sales transaction. Such term shall be interpreted in a manner consistent with the definition of “sales commission compensation” contained in Code Section 409A.
1.7Committee
The Compensation Committee of the Board of Directors of Affirm Holdings, Inc.
1.8Compensation
The Participant’s Salary, Commissions, and Bonus.

1.9Deferrals
The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.
1.10Deferral Election
The separate agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Deferrals thereto.
1.11Disability
A Participant shall be considered to have incurred a Disability if a Participant incurs a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by the Administrator in its sole discretion.
1.12Effective Date
January 1, 2026.
1.13Eligible Employee
An Employee shall be considered an Eligible Employee if such Employee is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA in the role of US Senior Director or above (L10+), and who is designated as an Eligible Employee by the Administrator. The Administrator may at any time, in its sole discretion, change the eligible criteria for an Eligible Employee or determine that one or more Participants will cease to be an Eligible Employee. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.
1.14Employee
Any person employed by the Employer.
1.15Employer
The Company and its United States subsidiaries and affiliates.
1.16Employer Discretionary Contribution
A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.
1.17ERISA
The Employee Retirement Income Security Act of 1974, as amended.
1.18Investment Fund
Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.
1.19Participant
An Eligible Employee who is a Participant as provided in Article 2.
1.20Plan Year
For the initial Plan Year, Effective Date through December 31, 2026. For each year thereafter, January 1 through December 31.
1.21Salary

An Eligible Employee’s base salary earned during a Plan Year (excluding any pretax elective deferrals from said Salary to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4)).
1.22Separation from Service
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract. Upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Administrator reserves the right, to the extent permitted by Code section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service which determination shall be made no later than the day prior to the closing of such disposition of assets.
1.23Service Recipient
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).
1.24Specified Employee
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Specified Employee” shall mean a participant who is considered a “specified employee” with the meaning of Code Section 409A(a)(2)(B)(i) and regulations thereunder on the Identification Date, for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year. The Identification Date for this Plan is December 31 of each year.
1.25Trust
The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall generally conform to the terms of Rev. Proc. 92-64.
1.26Trustee
Fidelity Trust Company, or such other successor that shall become trustee pursuant to the terms of the Plan.
1.27Unforeseeable Emergency
A severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
Article 2Participation
2.1Commencement of Participation
Each Eligible Employee shall become a Participant at [the earlier of] the date on which his or her Deferral Election first becomes effective or the date on which an Employer Discretionary Contribution is first credited to his or her Account.

2.2Loss of Eligible Employee Status
A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.
Article 3Contributions
3.1Deferral Elections - General
A Participant’s Deferral Election for a Plan Year, is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals shall be allowed if required by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan, or if required under Section 6.9 (Unforeseeable Emergency) of this Plan. Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the time of the distribution, and (iii) the form of the distribution.
3.2Time of Election
A Deferral Election shall be void if it is not made in a timely manner as follows:
(a)    A Deferral Election with respect to any Compensation must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned, or with respect to Bonus, before the beginning of the calendar year that includes the first day of the relevant performance period. As of December 31 of each calendar year, said Deferral Election is irrevocable for the subsequent calendar year.
(b)    Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee is first eligible to participate in this Plan, and provided that such Employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election shall be submitted within thirty (30) days after the date on which an Employee is first eligible to participate in this Plan, and such Deferral Election shall apply to Compensation to be earned during the remainder of the calendar year or Bonus performance period after such election is made.
(c)    Notwithstanding the foregoing and in the discretion of the Employer, a Deferral Election with respect to any fiscal-based Bonus may be submitted by the Eligible Employee or Participant provided that such Deferral Election is submitted prior to the beginning of the Employer’s fiscal year for which the fiscal-based Bonus is earned provided such fiscal-based Bonus meets the requirements of Treasury Regulation Section 1.409A-2(a)(6).
(d)    Notwithstanding the foregoing and in the discretion of the Employer, a Deferral Election with respect to any Commissions may be submitted by the Eligible Employee or Participant provided that such Deferral Election is submitted prior to the beginning of a subsequent calendar year in which the sale generating the Commissions occurs. The Deferral Election in effect for a Plan Year shall apply to all Commissions paid with respect to sales made in the Plan Year regardless of the year paid.
3.3Distribution Elections
At the time a Participant makes a Deferral Election, he or she must establish a Separation from Service sub-account. To the extent permitted by the Administrator, a Participant may elect the time and form of the distribution by establishing one or more In-Service sub-account or Separation from Service sub-account(s) as provided in Sections 5.1 and 6.1. If the Participant fails to properly designate the time and form of a distribution with respect to any Deferral Election, the Participant’s deferral with respect to such Deferral Election shall be designated as a Separation from Service Account and shall be paid in a lump sum.
3.4Additional Requirements
The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion:
(a)    Deferrals may be made in whole percentages.
(b)    The maximum amount that may be deferred each Plan Year is seventy five (75%) of the Participant’s Salary, and one-hundred percent (100%) of the Participant’s cash Bonus and Commissions, net of applicable taxes and required benefit plan deductions.
(c)    The distribution year for an In-Service sub-account must be at least three (3) Plan Years after the Plan Year in which such Deferral is credited to an In-Service sub-account.
3.5Cancellation of Deferral Election due to Disability
Notwithstanding anything to the contrary, if a Participant incurs a Disability, said Participant may file an election to stop Deferrals as of the date the election is received by the Administrator, provided that such cancellation occurs by the later of the end of the calendar year or the 15th day of the third month following the date the Participant incurs a Disability.
3.6Employer Discretionary Contribution
The Employer may make Employer Discretionary Contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer. Such Employer Discretionary Contributions shall be credited to a separate lump-sum Separation from Service sub-account.
3.7Crediting of Contributions
(a)    Deferrals shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.
(b)    Employer Discretionary Contributions, if any, shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.
Article 4Vesting
4.1Vesting of Deferrals
A Participant shall be one-hundred percent (100%) vested in his or her Account attributable to elective Deferrals and any earning or losses on the investment of such elective Deferrals.
4.2Vesting of Employer Discretionary Contributions
A Participant shall be one-hundred percent (100%) vested in the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s).

4.3Amounts Not Vested
Any amounts credited to a Participant’s Account that are not vested at the time of a distribution event shall be forfeited.
4.4Forfeitures
At the discretion of the Employer, any forfeitures from a Participant’s Account (i) may continue to be held in the Trust, may be separately invested, and may be used to reduce succeeding Deferrals and any Employer Discretionary Contributions, or (ii) may be returned to the Employer as soon as administratively feasible.
Article 5Accounts
5.1Accounts
The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish sub-accounts as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3.
(a)    As part of each year’s Deferral Election, a Participant must establish a Separation from Service sub-account. To the extent permitted by the Administrator, a Participant may establish a separate Separation from Service sub-account for each source of Compensation that is subject to the Deferral Election. Each Participant’s Separation from Service sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Separation from Service sub-account shall be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law.
(b)    As part of each year’s Deferral Election, a Participant may elect to establish one or more In-Service sub-accounts (up to one per source of Compensation each year) by designating as such in the Participant’s Deferral Election the time and form of payment (In-Service sub-account). Each Participant’s In-Service sub-accounts shall be credited with Deferrals (as specified in the Participant’s Deferral Election), and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s In-Service sub-accounts shall be reduced by any distributions made plus any federal and state tax withholding and any social security withholding tax as may be required by law.
5.2Investments, Gains and Losses
(a)    A Participant may direct that his or her Separation from Service sub-accounts and or In-Service sub-accounts established pursuant to Section 5.1 be valued as if they were invested in one or more Investment Funds as selected by the Employer in whole percentage increments. Unless the Administrator shall specify otherwise, the Investment Funds shall include the investment options available from time to time for the investment of amounts held under the Affirm, Inc. 401(k) Plan. The Employer may from time to time, at the discretion of the Administrator, change the Investment Funds for purposes of this Plan.
(b)    The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, any Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible. The valuation methodology shall be determined in the sole and absolute discretion of the Administrator.
(c)    A Participant may change his or her selection of Investment Funds with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrator. An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(d)    Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her deferred Compensation shall be deemed invested, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.
Article 6Distributions
6.1Distribution Election
Each Participant shall designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments shall be made from the choices available under Section 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A.
6.2Distributions upon an In-Service Sub-account Triggering Date
In-Service sub-account distributions shall begin as soon as administratively feasible during the calendar year designated by the Participant on a properly submitted Deferral Election, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to five (5) years as elected by the Participant in his or her Deferral Election. If the Participant fails to designate the form of payment of an In-Service sub-account, such sub-account shall be paid in a lump-sum payment. If a Participant has any In-Service sub-accounts at the time of his or her Separation from Service, said In-Service sub-account shall be distributed in the same manner as designated for the Participant’s Separation from Service sub-accounts from the same calendar year as the In-Service sub-account, in accordance with Section 6.3.
6.3Distributions upon a Separation from Service
If the Participant has a Separation from Service, each of the Participant’s Separation from Service sub-accounts shall be distributed or commence distribution as soon as administratively feasible, but no later than ninety (90) days following Participant’s Separation from Service. Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.4 below, over a period of up to ten (10) years as elected by the Participant.
6.4Substantially Equal Annual Installments
(a)    The amount of the substantially equal payments of all vested amounts shall be determined by multiplying the Participant’s Account or sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.4 shall commence as soon as administratively feasible, in accordance with the terms of this plan following the distribution event, subject to Section 6.9 (Distributions to Specified Employees).
(b)    For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments from a particular subaccount shall be considered a single payment.
6.5Distributions upon Death
Upon the death of a Participant, all vested amounts credited to his or her Account shall be paid, as soon as administratively feasible following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum, but no later than the time required by Code Section 409A.
6.6Changes to Distribution Elections

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more sub-accounts within his or her Account, no more than twice with respect to such sub-account, to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a any such election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death or an unforeseeable emergency) or change the form of payment must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any such election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election. Any such election made pursuant to this Section 6.6 shall become irrevocable at the latest time permitted under Code Section 409A.
6.7Acceleration or Delay in Payments
To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to accelerate or delay the time of payment of a benefit owed to a Participant hereunder in accordance with Code Section 409A and the regulations promulgated thereunder.
6.8Unforeseeable Emergency
The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Upon a distribution to a Participant under this Section 6.9, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year.
6.9Distributions to Specified Employee
Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions of all vested amounts to such Participant shall commence on the date that is six (6) months and one (1) day following Separation from Service (or, if earlier, the date of death of the Participant). If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the date on which the Participant’s initial installment was payable.
6.10Minimum Distribution
Notwithstanding any provision to the contrary, if the vested balance of a Participant’s sub-account at the time of a Separation from Service is $50,000 or less, then the Participant shall be paid his or her sub-accounts as a single lump sum.
6.11Form of Payment
All distributions shall be made in the form of cash.
6.12Separation from Service for Cause
Notwithstanding anything to the contrary contained herein, in the event the Participant has an involuntary Separation from Service for Cause, Participant shall only receive the return of his or her Deferrals including the Participant’s allocable share of any earnings or losses credited on those Deferrals pursuant to Section 5.2 and subject to Section 6.9 (Distributions to Specified Employees) above. Upon a Participant’s Separation from Service for Cause, all amounts credited to Participant’s Account amounts relating to Employer Discretionary Contributions, including the Participant’s allocable share of any earnings or losses credited on the foregoing pursuant to Section 5.2, above, shall be forfeited back to the Employer regardless of whether vested.
Article 7Beneficiaries
7.1Beneficiaries
Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan, provided however, that a married Participant that designates someone other than his or her spouse must have his or her spouse’s consent in writing witnessed by a Plan representative or notary public. Such designation shall be made in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, or if no surviving spouse to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.
7.2Lost Beneficiary
All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly. Any such presumption of death shall be final, conclusive and binding on all parties.
Article 8Funding
8.1Prohibition against Funding
Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and their beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.
8.2Deposits in Trust
Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant, and any Employer Discretionary Contributions.
8.3Withholding of Employee Contributions
The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.
Article 9Claims Administration

9.1General
If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.
9.2Claims Procedure
Upon receipt of any written claim for benefits, the Administrator shall be notified and shall consider the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days (forty-five (45) days if the claim is on account of Disability) of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days (thirty (30) days if the claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day (or forty-five (45) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. With respect to a claim on account of Disability, if the administrator determines prior to the end of the first 30-day extension period that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the Participant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision; in the case of such extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Participant shall be afforded at least 45 days within which to provide the specified information.
If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:
(a)the specific reason or reasons for denial of the claim;
(b)a specific reference to the Plan provisions on which the denial is based;
(c)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)an explanation of the provisions of this Article.
In the case of a claim denial with respect to Disability benefits, the Administrator’s written notice also shall set forth, and shall be provided in a culturally and linguistically appropriate manner:
(e)A discussion of the decision, including an explanation of the basis for disagreeing with or not following: (i) the views presented by the claimant to the plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (ii) the views of medical or vocational experts whose advice was obtained on behalf of the plan in connection with a claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (iii) a disability determination regarding the claimant presented by the claimant to the plan made by the Social Security Administration;
(f)If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(g)Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the plan do not exist; and
(h)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to paragraph (m)(8) of 29 CFR § 2560.503-1.
Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.2 be considered to constitute an allowance of the claimant’s claim.
9.3Right of Appeal
A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be submitted to the Administrator by written notice within sixty (60) days (one-hundred and eighty (180) days if the claim is on account of Disability) after receipt by the claimant of the notice of denial under Section 9.2. The claimant may submit written comments, documents, records, and other information relating to the claim for benefits.
9.4Review of Appeal
Upon receipt of an appeal the Administrator shall consider the appeal, taking into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
If the claim is on account of Disability, then before the Administrator shall issue an adverse benefit determination on appeal, the Administrator shall provide the claimant, free of charge, with (A) any new or additional evidence considered, relied upon, or generated by the plan, insurer, or other person making the benefit determination (or at the direction of the plan, insurer or such other person) in connection with the claim; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided under paragraph (i) of 29 CFR § 2560.503-1 to give the claimant a reasonable opportunity to respond prior to that date, and (B) the rationale, which must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided under paragraph (i) of 29 CFR § 2560.503-1 to give the claimant a reasonable opportunity to respond prior to that date.
After consideration of the merits of the appeal, the Administrator shall issue a written decision, which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days (forty-five (45) days if the claim is on account of Disability) after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up one-hundred and twenty (120) days (ninety (90) days if the claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial one-hundred and twenty (120) day (or, if the claim is on account of Disability, initial ninety (90) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.4 be considered to constitute an allowance of the claimant’s claim. In the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by an employee who is neither the individual who made the initial determination or a subordinate of such person; and (ii) no deference shall be given to the initial determination. For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.
9.5Designation
The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.
Article 10General Provisions
10.1Administrator
(a)    The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator. Any interpretation by the Administrator of any term or condition of the Plan or any related document shall be conclusive and binding on all persons and be given the maximum possible deference allowed by law.
(b)    The Administrator shall not be liable for any actions by it hereunder.
(c)    The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.
10.2No Assignment
Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.
10.3No Employment Rights
Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.
10.4Incompetence
If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.
10.5Identity
If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.
10.6Other Benefits
The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.
10.7Expenses
All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.
10.8Insolvency
Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Committee and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.
10.9Amendment or Modification
The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.
10.10Plan Suspension
The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that the distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.
10.11Plan Termination and Accelerated Distribution Under 409A
The Employer reserves the discretion to terminate the Plan, in whole or in part, at any time and for any reason. As termination of the Plan shall be done in compliance with the requirements of Code Section 409A.
10.12Construction
All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.
10.13Governing Law

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of Nevada, other than its laws respecting choice of law.
10.14Severability
If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.
10.15Headings
The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.
10.16Terms
Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.
10.17Code Section 409A
If any provision of this Plan violates Code Section 409A, the regulations promulgated thereunder, regulatory interpretations, announcements or mandatory judicial precedent construing Code Section 409A (collectively “Applicable Law”), then such provision shall be void and have no effect. At all times, this Plan shall be interpreted in such manner that it complies with or is exempt from Code Section 409A, and complies with Applicable Law. If any payment made under this Agreement is subject to payment during a specified time frame (e.g., within ninety (90) days of a termination of employment) as opposed to payment on a specific payment date (e.g., January 1, 2026), the Company, in its sole discretion, will determine the exact date upon which such payment will be made during the specified payment period. Notwithstanding any provision of this Plan to the contrary, the Company may adopt such amendments to this Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation payable under this Plan from Code Section 409A, and/or (ii) comply with the requirements of Code Section 409A, provided, however, that this Section 10.9 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so. Each Participant shall be solely liable for any taxes imposed on the Participant under or by operation of Code Section 409A, and in no event shall the Company, its affiliates or any of their respective officers, directors, employees, representatives or advisors be liable for any taxes, penalties or interest imposed under or by operation of Code Section 409A.
10.18No Guarantee of Tax Consequences
While the Plan is intended to provide tax deferral for Participants, the Plan is not a guarantee that the intended tax deferral or any other tax result or treatment will be achieved. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Section 409A of the Code). Neither the Employer nor any of its directors, officers or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any such taxes.
10.19Limitation on Actions

Any Participant or Beneficiary who disagrees with a denial of his appealed claim under Article 9 of this Plan must file any complaint in a federal District Court to dispute such determination (a) within three (3) years of the earlier of the date on which such claim for benefits first accrued or arose under the terms of the Plan, or (b) within one (1) year after the such claim was denied upon appeal, or deemed denied under Article 9 hereof.
10.20Right of Setoff
The Employer may, to the extent permitted by applicable law and Code Section 409A, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 10.20, which is allowed by law.

    IN WITNESS WHEREOF, Affirm Holdings, Inc. has caused this instrument to be executed by its duly authorized officer, effective as of this 14th day of November, 2025.

Affirm Holdings, Inc.

By:     Michael Linford

Title:     Chief Operating Officer